Exhibit 99.2

Unaudited Interim Statements of Revenues and Direct Operating Expenses of the

Holstein Field Working Interest (as described in Note 1)

	Nine Months Ended September 30,
	2012	2011
	(in thousands)
Revenues	$144,269	$158,414
Direct operating expenses	(31,022)	(27,399)

Revenues in excess of direct operating expenses	$113,247	$131,015

See accompanying notes to the unaudited interim Statements of Revenues and Direct Operating Expenses.

Notes to Unaudited Interim Statements of Revenues and Direct Operating Expenses of the

Holstein Field Working Interest (as described in Note 1)

(1) — Basis of Presentation

On September 7, 2012, Plains Exploration & Production Company (“PXP”) entered into a purchase and sale agreement (the “PSA”) to acquire from Shell Offshore Inc. (“Shell”), a wholly owned subsidiary of Royal Dutch Shell plc., its working interest in the BP Exploration & Production Inc.-operated Holstein Field (Shell’s working interest is 50%) in the deepwater Gulf of Mexico (the “Holstein Field working interest”). On November 30, 2012, PXP closed its acquisition of the Holstein Field working interest, subject to customary post-closing adjustments. After pre-closing adjustments from the effective date of October 1, 2012, which resulted in a reduction to the $560 million purchase price of approximately $27.9 million, PXP paid $532.1 million in cash.

The accompanying unaudited statements include revenues from oil (including condensate and gas liquids) and gas production and direct operating expenses associated with the Holstein Field working interest. The accompanying statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain indirect expenses that were incurred in connection with the ownership and operation of the Holstein Field working interest including, but not limited to, general and administrative expenses, interest expense and federal and state income tax expenses. These costs were not separately allocated to the Holstein Field working interest in the accounting records of Shell. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Holstein Field working interest had it been a PXP property due to the differing size, structure, operations and accounting policies of Shell and PXP. The accompanying statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which PXP will incur upon the allocation of the purchase price paid for the Holstein Field working interest. Furthermore, no balance sheet has been presented for the Holstein Field working interest because the acquired properties were not accounted for as a separate subsidiary or division of Shell and complete financial statements are not available, nor has information about the Holstein Field working interest’s operating, investing and financing cash flows been provided for similar reasons. Accordingly, the historical Statements of Revenues and Direct Operating Expenses of the Holstein Field working interest are presented in lieu of the full financial statements required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

All adjustments, consisting only of normal recurring adjustments that in the opinion of PXP’s management were necessary for a fair statement of the revenues and direct operating expenses for the interim periods, have been reflected. These interim Statements of Revenues and Direct Operating Expenses have been prepared pursuant to the rules and regulations of the SEC regarding interim financial reporting. Accordingly, they do not include all the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements and should be read in conjunction with the audited Statements of Revenues and Direct Operating Expenses for the years ended December 31, 2011, 2010 and 2009 included in PXP’s Current Report on Form 8-K filed on October 23, 2012.

These Statements of Revenues and Direct Operating Expenses are not indicative of the results of operations for the Holstein Field working interest on a go forward basis.

(2) — Summary of Significant Accounting Policies

Use of Estimates — The Statements of Revenues and Direct Operating Expenses are derived from the historical operating statements of Shell. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the Statements of Revenues and Direct Operating Expenses. Actual results could be different from those estimates.

Revenue Recognition — Total revenues in the accompanying statements include the sale of oil and gas, net of royalties. Shell recognizes revenues when the significant risks and rewards of ownership have been transferred, which is when title passes to the customer. Oil and gas revenues included in these statements are recorded on the entitlements method, under which revenues are based on the volumes to which Shell is entitled by ownership interest. There were no significant imbalances with other revenue interest owners during the nine month periods ended September 30, 2012 and 2011.

Direct Operating Expenses — Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Holstein Field working interest. The direct operating expenses include lease operating, processing and transportation expenses. Lease operating expenses include lifting costs, well repair expenses, facility maintenance expenses, well workover costs, and other field related expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and gas production activities.

(3) — Related Party Transactions

A portion of the Shell production from the Holstein Field working interest was sold to wholly owned Shell affiliates at current market prices. Shell affiliates accounted for approximately 53% and 51% of total revenue during the nine month periods ended September 30, 2012 and 2011, respectively. Any margins earned by such Shell affiliates are excluded from the accompanying financial statements.

(4) — Contingencies

The activities of the Holstein Field working interest may become subject to potential claims and litigation in the normal course of operations. PXP does not believe that any liability resulting from any pending or threatened litigation will have a material adverse effect on the operations or financial results of the Holstein Field working interest.

(5) — Subsequent Events

PXP has evaluated subsequent events through December 7, 2012, the date the Statements of Revenues and Direct Operating Expenses were available to be filed, and has concluded no events need to be reported during this period.

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